Exhibit (e)(4)

[            ], 2020

Legg Mason Investor Services, LLC

c/o Legg Mason, Inc.

100 International Drive

Baltimore, Maryland 21202

Re:	Distribution Agreement dated as of August 10, 2010

Ladies and Gentlemen:

Reference is made to the Distribution Agreement, dated as of August 10, 2010 (as amended to date, the “Agreement”), by and between Legg Mason Investor Services, LLC and Legg Mason Partners Institutional Trust, a Maryland statutory trust (the “Trust”).

Please be advised that the Trust has established a new series of shares to be known as Western Asset SMASh Series Core Completion Fund. Please sign below to confirm your agreement that, effective as of the date provided below, Appendix A to the Agreement is hereby replaced in its entirety with the attached Exhibit A, and that the Agreement as so amended remains in full force and effect.

LEGG MASON PARTNERS INSTITUTIONAL TRUST

By:
	Name:	[ ]
	Title:	[ ]

Consented and Agreed to:

LEGG MASON INVESTOR SERVICES, LLC

By:
	Name:	[ ]
	Title:	[ ]

Effective Date: [            ], 2020

Appendix A

As of [            ], 2020

Western Asset SMASh Series C Fund

Western Asset SMASh Series EC Fund

Western Asset SMASh Series M Fund

Western Asset SMASh Series TF Fund

Western Asset SMASh Series Core Completion Fund

Western Asset Institutional Government Reserves

Western Asset Institutional Liquid Reserves

Western Asset Institutional U.S. Treasury Obligations Money Market Fund

Western Asset Institutional U.S. Treasury Reserves

Western Asset Select Tax Free Reserves

Western Asset Premier Institutional Government Reserves

Western Asset Premier Institutional Liquid Reserves

Western Asset Premier Institutional U.S. Treasury Reserves